RETIREMENT AND CONSULTING
AGREEMENT
This Retirement and Consulting Agreement (“Agreement) is entered into by Robert Pusateri (“Consultant”) and CONSOL Energy Inc. (the “Company”) as of the 20th day of February, 2013.
Background.
Consultant is currently employed by the Company as its Executive Vice President – Energy Sales and Transportation Services; and
Consultant has elected to retire and is terminating his employment relationship with the Company effective as of February 28, 2013;
Following such retirement, Company has offered to retain Consultant to provide certain consulting services to the Company pursuant to an independent contractor consulting relationship, under the terms and conditions stated below.
Agreement.
NOW THEREFORE, in consideration of the mutual promises set forth below, the Company and Consultant, intending to be legally bound, hereby agree as follows:

1.    Retention as a Consultant. The parties agree that, effective as of February 28, 2013, Consultant’s employment with the Company will be terminated and thereafter Consultant shall be retained by the Company on an independent contractor basis to provide consulting services as needed until December 31, 2013 (“Consulting Period”). During the Consulting Period, Consultant will report directly to J. Brett Harvey, the Chairman and Chief Executive Officer of the Company.
2.    Consulting Services. Consultant agrees to make himself available on reasonable notice to provide such services as are within Consultant’s areas of expertise and of a type commensurate with Consultant’s former position with the Company as may from time to time be requested by Mr. Harvey or his designee. It is anticipated that Consultant will provide services at a level not to exceed 60 hours per month. Consultant is not obligated to report to Company for assignment unless specifically requested by Company. To the extent possible, the consulting services will be provided using telephone and home computer. Consultant agrees to meet any reasonable deadline applicable to any assignment. Consultant agrees to perform the services for each assignment personally, in accordance with all applicable laws and ordinary business custom.
3.    Fees for Consulting Services. The Company agrees to make monthly payments to Consultant in arrears in an amount equal to $40,395.00, which shall be payable on the first day of each month during the Consulting Period, starting on April 1, 2013. The Company will also provide Consultant with a complimentary parking pass for the underground garage at CNX Center during the Consulting Period. Consultant will not be provided with any additional compensation or benefits for the services referenced in paragraph 2, regardless of the frequency or duration of assignments made during the Consulting Period. In the event the Agreement is terminated by the Consultant, is terminated by the Company for Cause (as defined below), or the Consultant dies or is disabled to the point that he can no longer provide the consulting services referred to in Section 2, the Company shall only pay the monthly payment for services through the end of the month in which termination occurs. In the event that the Company terminates the Agreement other than for Cause, the Company shall pay the monthly payment applicable to the entire Term of the Agreement. For purposes of this Agreement, “Cause” means material breach of this Agreement or gross misconduct by the Consultant.
4.    Independent Contractor Status. During the Consulting Period, it is understood and agreed that all services which Consultant performs for the Company shall be as an independent contractor and not as an employee. Company shall have no right to control or direct the details, manner or means by which Consultant accomplishes his consulting services. Nothing herein shall be deemed to create an employer-employee relationship. Consultant understands and acknowledges that the Company will not withhold income taxes from the fees to be paid to Consultant, and it will not pay FICA, FUTA or unemployment taxes on Consultant’s behalf, nor will Consultant be eligible for workers' compensation and state and federal unemployment compensation benefits. Consultant is solely responsible for the payment of federal self-employment and all other federal, state and local taxes and agrees to indemnify, defend and hold harmless the Company from any liability attributable to his/her failure to make full and timely payment of any taxes.
5.    Benefits. Except as otherwise eligible under Company-provided retirement plans due to employment prior to the Consulting Period, Consultant shall not, as a provider of the consulting services under this Agreement, be eligible for any Company-paid benefits, including, but not limited to, pension, medical, disability, or other insurance, vacation, holiday or sick pay or any other compensation or consideration commonly known as fringe benefits.
6.    Expenses. Consultant shall be responsible for any and all expenses incurred in connection with services rendered under this Agreement, unless reimbursement is expressly agreed to in writing by Mr. Harvey or his designee before the expense is incurred, and Consultant provides the Company with such supporting documentation as may be requested.
7.    No Authority to Bind The Company. During the Consulting Period, Consultant agrees that he will not hold himself out as an employee or agent of the Company, and understands and agrees that he has no authority to bind, obligate or contract on behalf of the Company. Nor will the Company be liable for any acts of the Consultant during the Consulting Period that cause damages to any third party.
8.    Indemnification. Consultant agrees to indemnify, defend, and hold harmless the Company, its shareholders, directors and employees, from any and all liability (including costs of defense) upon claims asserted by third parties, including employees of the Company, arising out of Consultant’s performance of services under this Agreement. Consultant acknowledges that his/her actions or omissions may not be covered by the Company’s insurance policies and that it shall be the responsibility of Consultant to obtain any desired liability insurance protection.

9.    Term. This Agreement shall terminate on December 31, 2013.
10.    Termination. The results of the Consultant’s services shall be subject to the Company’s review and approval. Notwithstanding Sections 1 and 9 of the Agreement, each party shall have the right to terminate this Agreement for any reason on 30 days prior written notice to the other party. The Company may terminate this Agreement immediately for Cause, and this Agreement shall terminate immediately if the Consultant dies or becomes disabled. Termination of this Agreement by any party shall not terminate Sections 12, 13, and 16.
11.    Services to Other Entities. The parties agree that Consultant may provide services to other entities for compensation during the Consulting Period, so long as such services do not create a conflict of interest and do not interfere with Consultant’s availability to provide services under this Agreement.
12.    Non-use/Non-disclosure of Confidential Information. Consultant acknowledges that he may be provided with confidential information about the Company or its customers in the course of performance under this Agreement. Consultant agrees that, during and after the Consulting Period, he will not disclose such information to any person who is not an employee of the Company having a business need to know such information and that he will not use such information for his own benefit. Confidential Information, as used herein, means information about the Company, its finances, costs, prices, marketing strategies or plans, opportunities, business plans, key employees, customers, or processes, that is not generally known outside of the Company, is considered and treated as confidential by the Company, and the disclosure of which would be detrimental to the Company or beneficial to a competitor. To the extent that Consultant is provided with, or has in his possession, documents (including electronically stored information) containing Confidential Information, he agrees to return such information to the Company and not to retain any reproductions or copies thereof within his custody or control.
13.    Release. By signing and not revoking this Agreement, Consultant releases CONSOL Energy Inc., CNX Gas Corporation, and all of their affiliated companies (collectively, the "CONSOL Companies") and all of their current and former directors, officers, agents, and employees, from any and all claims Consultant has or might have against them as the result of events that occurred on or before the date this Agreement is executed by Consultant, except for the rights described in the next paragraph. Consultant’s released claims include, without limitation, all claims relating in any way to employment with the CONSOL Companies; the termination of employment; and any cause of action Consultant has or might have for an alleged violation of any express or implied contract, or federal or state law, including (without limitation) the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Sarbanes Oxley, the WARN Act, the Pennsylvania Wage Payment and Collection Law, and any other state, federal or local law, rule or regulation. Consultant’s released claims also include any claim Consultant has or might have for payments under the CONSOL Energy Inc. Severance Pay Plan for Salaried Employees, other than payments stated in this Agreement. If any administrative agency or court assumes jurisdiction over any charge, complaint, proceeding or action involving claims released in this Agreement,

Consultant agrees that not to accept, recover, or receive any monetary damages or other relief from or in connection with that charge, complaint, or proceeding. Consultant agrees that if a court of competent jurisdiction determines that Consultant is to be awarded damages under the WARN Act or any other federal or state law, those damages would be offset by an amount equal to payments under this Agreement minus $500.
Consultant does not release certain rights by signing this Agreement. The foregoing release does not affect the following: any rights or claims that may arise after the date this Agreement is executed; Consultant’s right to enforce the Company's obligations under this Agreement; any rights Consultant may have to vested Company pension or retirement benefits that Consultant is entitled to on February 28, 2013; any rights Consultant may otherwise have relative to nonqualified stock options, restricted stock units, and performance share units; Consultant’s rights under any indemnification agreement with the Company or CNX Gas Corporation; Consultant’s rights under the Company’s agreement with Ayco; Consultant’s right to file a charge or complaint with any appropriate federal, state, or local agency, such as the United States Equal Employment Opportunity Commission; Consultant’s right to participate in or cooperate with any such charge or complaint procedure; Consultant’s right to challenge the validity of this Agreement; and any right that cannot be waived as a matter of law. Any other claim Consultant has or might have is, however, released by this Agreement.
14.    Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.
15.    Entire Agreement. This Agreement constitutes the entire agreement between the parties, supersedes all prior and contemporaneous agreements or understandings, oral or written, between the parties relating to the subject matter hereof, and may be modified only in writing signed by both parties; provided, however, that this Agreement shall not diminish or affect in any way the provisions of any agreements containing post-employment restrictions on competition, solicitation of employees and disclosure of confidential information.
16.     Non-Disparagement; Cooperation. Consultant and Company agree that this is an amicable arrangement and will be portrayed as such in all public statements, whether written or oral, by executive management of the Company, and by Consultant. As such, executive management of the Company will not disparage Consultant, and Consultant will not disparage them or the Company. Additionally, Consultant will cooperate with the Company in any future matters relating to past employment following the Consulting Period. Consultant agrees to be reasonably available to the Company for the purpose of responding to requests for information, to provide information, documents, declarations or statements, to meet with attorneys and other Company representatives, to prepare for and give testimony by deposition or otherwise, and to cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal actions, investigations or administrative proceedings involving the Company. The Company will advance or reimburse Consultant’s reasonable costs incurred as a result of these obligations.
17.    Legal Review; Review and Revocation Period. The Company advises you to consult with an attorney of your choice regarding this Agreement, which includes an offer of consideration in exchange for a release of claims. You have 21 days from January 30, 2013, to review and consider its terms. Even after signing this Agreement, you have 7 days after signing it to revoke it, if you change your mind.
[signature page follows]

IN WITNESS WHEREOF, the parties have hereunto set their hands on the date and year first written above.
CONSULTANT:

/s/ Robert Pusateri
ROBERT PUSATERI

CONSOL ENERGY INC.

By: /s/ J.Brett Harvey
Name: J. Brett Harvey
Title: Chairman and CEO